CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 23 to the Registration Statement No. 333-24009 on Form S-3 of our report dated February 5, 2001 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 5, 2001 which appears on page F-47 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "About Our Independent Accountants" in the Prospectus.




/s/ PricewaterhouseCoopers LLP
New York, New York
July 27, 2001